Exhibit 99.1

RumbleOn, Inc.
Closes $7.1M Public Offering of its Class B Common Stock
1,276,500 Shares of Class B Common Stock Sold at $5.55 Per Share

Dallas, Texas, February 11, 2019 – RumbleOn, Inc. (Nasdaq: RMBL) (the “Company”), an innovative e-commerce company whose mission is to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through one online location, today announced the closing of its previously announced underwritten public offering of 1,276,500 shares of its Class B Common Stock at a price of $5.55 per share. The completed offering includes 166,500 shares of Class B Common Stock issued in connection with the underwriters’ exercise in full of their over-allotment option. All of the Class B Common Stock was offered by the Company.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD), acted as lead book-running manager for the offering. Craig-Hallum Capital Group LLC acted as joint book-running manager for the offering. Roth Capital Partners acted as the Company’s financial advisor for the offering.

The gross proceeds from the offering, including the exercise of the over-allotment option, were approximately $7.1 million, excluding underwriting discounts and commissions and other offering-related expenses.

RumbleOn intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

The Company offered and sold the shares of Class B Common Stock by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement on Form S-3 (Reg. No. 333-225217) filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective on June 6, 2018. The prospectus supplement relating to this offering is dated February 7, 2019. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Marguerite Rogers, Sr. Vice President, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212)-417-8227; Email: prospectusrequest@nationalsecurities.com; or the on the SEC’s website at http://www.sec.gov.

Akerman LLP acted as legal counsel to RumbleOn, and McGuireWoods LLP acted as legal counsel to the underwriters.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.

 RumbleOn (NASDAQ: RMBL) is an innovative e-commerce company whose mission is to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through one online location. Leveraging its capital-light network of 16 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For additional information, please visit RumbleOn’s website at www.RumbleOn.com. Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group:
Whitney Kukulka
Investors@rumbleon.com

SOURCE RumbleOn, Inc.